Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. FINALIZES AMENDMENT TO ITS CREDIT AGREEMENT FACILITIES

FRANKLIN, Tenn. (August 3, 2012) – Community Health Systems, Inc. (the “Company”) (NYSE:CYH) today announced that it and its wholly-owned subsidiary CHS/Community Health Systems, Inc. have entered into an amendment (the “Amendment”) effective as of today of their existing credit agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010 and February 2, 2012 (the “Credit Agreement”).

The Amendment provides increased flexibility for refinancing and repayment of the existing non-extended term loans under the Credit Agreement and amends certain other terms of the Credit Agreement. The pricing of the Loans under the Credit Agreement will remain unchanged. The Company plans to continue to pursue opportunistic refinancing transactions from time to time, which may be secured or unsecured and may be in the form of loans, notes or other types of financing.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 135 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Statements contained in this press release regarding credit agreement amendments, their impact on the Company and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer
(615) 465-7000

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